EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements No. 333-71863, No. 333-90587 and No. 333-93005 on Form S-3 and No. 33-86742, No. 333-91117, No. 333-93189, No. 333-94479, No. 333-94645, No. 333-95977, No. 333-33864, No. 333-52636, No. 333-75598, No. 333-84648 and No. 333-90608 on Form S-8 of CMGI, Inc. of our report dated June 4, 2004 relating to the consolidated financial statements of Modus Media, Inc., which appears in the Current Report on Form 8-K of CMGI, Inc. dated August 2, 2004.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
August 2, 2004